Exhibit 99.1



NEWS FROM:	                        CONTACT:  John M. Garner,
	                                          Chief Financial Officer
	                                          Mikohn Gaming
                                                  702-896-3890

MIKOHN GAMING CORPORATION (NASDAQ: MIKN)
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Mikohn Comments on Possible Recapitalization, Progress and Provides Guidance
for Third Quarter 2003
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LAS VEGAS-Sept. 10, 2003--Mikohn Gaming Corporation (NASDAQ: MIKN), today announced that it is evaluating various strategies to recapitalize its balance sheet, although no firm plans are in place to implement any of these alternatives at the current time.

Currently the Company has approximately $105.0 million of long-term debt (approximately $101 million net of unamortized discounts) outstanding due August, 2008. The Company's long-term debt carries an interest rate of 11.875 percent per annum, requiring annual interest payments of approximately $12.5 million.

In addition, the Company announced that for the third quarter ended September 30, 2003, revenue is expected to be in the range of $19.0 million to $22.0 million, and earnings (loss) per share are expected to range from $(0.18) to $(0.35). Russ McMeekin, President and Chief Executive Officer stated, "While we have made substantial progress in implementing our new business model which focuses on the licensing of game content versus hardware intensive manufacturing, full realization of our transition will not occur as quickly as we had previously anticipated. We are seeing increased market acceptance of our new robust Mikohn Matrix platform and will be previewing at next week's G2E Gaming Exposition, our exciting new product offerings."

About Mikohn: Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. The company develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: http://www.mikohn.com.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's estimates of revenues and earnings are subject to the factors outlined above, and may or may not be achieved, or may be exceeded. The Company does not anticipate establishing a practice of providing projections to the market at the present time. The Company does not endorse projections provided by third parties.

Any recapitalization will depend on market factors, the willingness of bondholders to exchange securities to the extent not subject to redemption, the Company's ability to obtain new financing and other factors. There can be no assurance that the Company will be able to implement a recapitalization, or if it does, the extent of, or the ultimate success of, any recapitalization that is effected. This is not an offer to purchase or sell any security of the Company. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.